Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645 Brenda A. Blake, ext. 3202	July 29, 2008

UGI Reports Improved Third Quarter Results, Reiterates 2008 Guidance

VALLEY FORGE, Pa., July 29 — UGI Corporation (NYSE: UGI) today reported net income for the third quarter of fiscal 2008 of $15.7 million, or $0.14 per diluted share, compared to net income for the third quarter of fiscal 2007 of $11.5 million or $0.11 per diluted share.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We experienced an improvement in the profitability of our International Propane business as weather in Europe, while remaining warmer than normal, was significantly colder than the record warmth experienced in last year’s quarter. This improved performance more than offset a modest decline in the quarterly net income contribution from our gas utility and domestic propane operations, once again demonstrating the value of our diversification within the energy distribution industry. Given the strength of our year-to-date results, we continue to expect to report net income of $1.95 to $2.05 per share for the full fiscal year ending September 30, 2008.”

UGI’s domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed a seasonal net loss of $2.5 million for the quarter, compared to a loss of $1.6 million last year. Growth in the cylinder exchange and strategic accounts businesses this quarter and improved unit margins, combined with sales volumes from acquisitions in 2007, could not overcome price-induced residential customer conservation and the impact of a sluggish economy on commercial volume. Average wholesale propane costs for the quarter at Mt. Belvieu, Texas increased over 50% from the prior year quarter.

For the three months ended June 30, 2008, AmeriGas retail volumes sold decreased slightly to 180.7 million gallons from 182.1 million gallons sold in the prior-year period. Weather nationally was 1.8% colder than normal and 7.0% colder than the prior-year period, according to the National Oceanic and Atmospheric Administration. Operating income decreased $2.5 million from the prior year period as increases in total margin related to higher average unit margins and increased fee income were more than offset by higher operating expenses and increased depreciation and amortization related to growth investments. Operating and administrative expenses increased during the quarter primarily due to higher energy costs, including vehicle fuel, higher general insurance expense and expenses associated with acquisitions completed in 2007 and growth in the cylinder exchange business.

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UGI Reports Improved Third Quarter Results, Reiterates 2008 Guidance Page 2

For the three months ended June 30, 2008, International Propane contributed net income of $2.6 million compared to a net loss of $3.3 million in the prior year period. Antargaz sold 55.2 million retail gallons of liquefied petroleum gases (LPG) for the quarter ended June 30, 2008 compared to 49.6 million gallons in the prior year period. Based upon heating degree day data, temperatures in Antargaz’ service territories were 14.8% warmer than normal during the recent quarter, but were 49% colder than the prior year. Temperatures in Flaga’s service territories were also warmer than normal but colder than the prior year. The beneficial impact of the colder weather on volumes sold was partially offset by customer conservation in response to significant increases in commodity costs and a slowing economy. Average wholesale costs for propane in northwest Europe for the quarter increased approximately 52% over the average cost for the same period last year.

International Propane’s euro-based operating income increased €6.2 million as higher total margin was partially offset by higher depreciation resulting from additional investments and increased operating expenses. Total margin increased €6.6 million, or 11.1%, reflecting higher sales volumes and slightly higher average retail unit margin per gallon. Operating expenses rose primarily due to increased vehicle costs and expenses related to cylinder business development. Antargaz continues to invest in piped networks and its cylinder business, including its innovative Calypso-brand composite cylinder initiative. Although the average euro exchange rate rose to $1.56 from $1.35 for the comparable prior-year period, the weaker U.S. dollar did not have a material effect on International Propane’s contribution to net income for the quarter.

Net income from the Gas Utility decreased to $2.1 million for the quarter ended June 30, 2008 from $4.3 million in the prior-year quarter. Weather in the Gas Utility service territory for the quarter was 4.3% warmer than normal and 7.8% warmer than the prior year quarter. System throughput of 23.4 billion cubic feet was 7.9% lower than the prior-year period, reflecting warmer weather, particularly in the early spring, and a slowing economy partially offset by higher sales to low-margin delivery service customers and an increase in the number of gas customers. Gas Utility expects to add over 11,000 new core market heating customers in 2008, similar to its 2007 performance. Gas Utility operating income declined $3.5 million reflecting lower total margin and slightly higher operating and administrative expenses.

Net income from Electric Utility was $4.1 million in the third fiscal quarter versus $4.0 million in the same quarter last year. Sales volumes declined 2.7% to 224.9 million kilowatt-hours from 231.1 million kilowatt-hours primarily as a result of 6.2% warmer weather. Operating income was virtually equal to the prior year quarter as increases in total margin were offset by slightly higher operating and administrative expenses. Electric Utility total margin increased $0.3 million from the prior year quarter primarily reflecting $1.6 million in realized gains on the sale of financial transmission rights (FTRs) that were not required to hedge electricity transmission congestion charges, offset by lower unit margins on lower sales volumes.

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UGI Reports Improved Third Quarter Results, Reiterates 2008 Guidance Page 3

Energy Services’ third quarter net income increased to $9.4 million from $8.2 million in the same period of fiscal 2007. Operating income increased $2.1 million, reflecting higher total margin partially offset by higher operating expenses. Total margin from Energy Services increased $3.2 million to $28.0 million, reflecting higher total margin from electric generation, retail electricity sales and, to a much lesser extent, peaking and asset management activities. These increases in margin were partially offset by lower natural gas total margin from slightly lower sales volumes at lower unit margins. The higher retail electricity and electric generation margin resulted primarily from higher sales prices on 23% higher volumes sold and $1.9 million in mark-to-market gains related to changes in the estimated fair value of FTRs that are used to hedge fixed price sales commitments to customers. Energy Services continues to invest in growth projects such as its recently announced Broad Mountain Project that will generate 11 megawatts of electricity from landfill gas in eastern Pennsylvania.

Included in consolidated net income for the quarter was $1.6 million, or $0.01 per share, from mark-to-market gains related to changes in the estimated fair value of FTRs. FTRs are financial instruments that entitle the holder to receive compensation when there is insufficient transmission capacity to deliver its lower-cost energy to all customers in an area and higher-cost generating units must be dispatched to satisfy demand in that area. UGI’s Electric Utility and Energy Services businesses obtain FTRs to hedge congestion charges associated with utility service commitments and fixed price sales contracts, respectively.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

UGI will host its third quarter FY 2008 earnings conference call on Wednesday, July 30, 2008, at 4:00 PM ET. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website: www.ugicorp.com and click on Investor Relations. The webcast replay will be available through August 29. A telephonic replay will be available from 7:00 PM ET on July 30 through midnight Friday, August 1. The replay may be accessed at 888-203-1112, passcode 3680748 and International access 719-457-0820, passcode 3680748.

The financial table appended to this news release can be viewed in its electronic version on the Company’s website at UGI3Q08FinancialTable.pdf.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures due to high energy prices, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-08 ### 7/29/08

	UGI CORPORATION
	REPORT OF EARNINGS
	(Millions, except per share)
	(Unaudited)
	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2008	2007	2008	2007	2008	2007
Revenues:
AmeriGas Propane	$535.2	$433.9	$2,290.0	$1,860.3	$2,707.1	$2,252.1
International Propane	232.8	148.1	936.2	657.3	1,079.3	785.7
Gas Utility	202.2	185.9	1,005.6	919.3	1,131.2	1,021.0
Electric Utility	32.8	29.8	103.3	89.6	135.6	115.4
Energy Services	388.9	306.8	1,261.4	1,095.9	1,501.6	1,351.3
Corporate & Other (a)	(59.	1) (27.	7) (137.	5) (80.	3) (161.	0) (104.9)

Total revenues	$1,332.8	$1,076.8	$5,459.0	$4,542.1	$6,393.8	$5,420.6

Operating income:
AmeriGas Propane	$9.6	$12.1	$236.8	$226.6	$276.0	$216.8
International Propane	11.8	1.4	105.7	93.5	106.7	91.1
Gas Utility	12.5	16.0	138.1	132.2	142.5	134.2
Electric Utility	7.5	7.6	21.4	20.5	26.9	26.2
Energy Services	16.0	13.9	67.3	46.5	78.2	54.9
Corporate & Other (a)	0.	8 0.	6 2.	5 0.	1 3.	4 2.6

Total operating income	58.2	51.6	571.8	519.4	633.7	525.8
Loss from equity investees	(0.7)	(0.9)	(2.1)	(2.2)	(3.7)	(3.2)
Loss on extinguishment of debt
Interest expense:
AmeriGas Propane	(18.2)	(17.8)	(55.1)	(53.6)	(73.0)	(71.5)
International Propane	(7.4)	(6.3)	(21.7)	(18.6)	(28.3)	(24.2)
Gas Utility	(8.4)	(9.0)	(28.3)	(30.2)	(38.0)	(37.6)
Electric Utility	(0.4)	(0.6)	(1.5)	(1.9)	(2.0)	(2.5)
Corporate & Other, net (a)	(1.	0) (0.	2) (1.	0) (0.	7) (0.	9) (0.7)

Total interest expense	(35.4)	(33.9)	(107.6)	(105.0)	(142.2)	(136.5)
Income before income taxes and minority interests	22.1	16.8	462.1	412.2	487.8	386.1
Income tax expense	(11.3)	(8.3)	(138.9)	(122.3)	(143.3)	(115.8)
Minority interests, principally in AmeriGas Partners	4.9	3.0	(101.4)	(96.3)	(112.0)	(80.7)
Net income	$15.7	$11.5	$221.8	$193.6	$232.5	$189.6

Earnings per share:
Basic	$0.15	$0.11	$2.07	$1.82	$2.17	$1.79

Diluted	$0.14	$0.11	$2.05	$1.80	$2.15	$1.76

Average common shares outstanding:
Basic	107.421	106.655	107.172	106.304	107.105	106.153

Diluted	108.590	107.973	108.368	107.704	108.304	107.501

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$(2.5)	$(1.6)	$48.5	$46.1	$55.6	$39.2
International Propane	2.6	(3.3)	57.7	49.8	52.8	43.9
Gas Utility	2.1	4.3	65.9	61.8	63.1	59.2
Electric Utility	4.1	4.0	11.6	10.8	14.5	13.6
Energy Services	9.4	8.2	39.7	27.5	46.7	32.1
Corporate & Other (a)		— (0.	1) (1.	6) (2.	4) (0.	2) 1.6

Total net income	$15.7	$11.5	$221.8	$193.6	$232.5	$189.6

(a) Corporate & Other includes the elimination of certain intercompany transactions.
(b) Amounts are net of minority interests in AmeriGas Partners, L.P.